Exhibit 99.1

Center Financial Announces Passing of Founding Director David Z. Hong

LOS ANGELES--(BUSINESS WIRE)--November 15, 2011--Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today announced with profound sadness that David Z. Hong, a founding director of Center Bank, passed away unexpectedly yesterday.

“Our entire company is deeply saddened by Mr. Hong’s untimely passing,” said Kevin S. Kim, chairman of Center Financial Corporation and Center Bank. “Having immigrated to the United States in the mid 1950s and becoming a successful public accountant, Mr. Hong was well respected as a prominent figure in the rapidly growing Korean-American community of Southern California. He led an exemplary life as a model Korean-American citizen, and the achievements of Center Bank will certainly be an important part of his legacy. It has been our honor to have him serve on the board, and I join the entire Center Bank organization in extending our prayers and deepest condolences to Mr. Hong’s family.”

Chung Hyun Lee, the original founding Director of Center Bank, stated: “Personally, I have lost a trusted colleague as well as a long-time cherished friend. David’s contributions to the bank over the past 26 years have been immeasurable, and he will be dearly missed. In addition to his commitment and dedication to Center Bank, those who knew David Hong will remember him for his professionalism, his enthusiasm for sports and how devoted he was to his family. While I am more than deeply saddened by this loss, I pay tribute to David Hong’s life well lived.”

David Hong was one of the founding directors of Center Bank having served continuously as a director of Center Bank for the past 26 years and of Center Financial Corporation for 11 years. Mr. Hong owned and operated his own public accounting practice for 41 years. He also served as Chairman of the Korea Merchant Marine University Alumni Association and Director of Korean Churches for Community Development (KCCD). He received a B.S. from Korea Merchant Marine University as well as a B.A. in Economics and Accounting from Baker University in Kansas. Mr. Hong also attended the University of California, Los Angeles for additional post-graduate studies.

Mr. Hong is survived by his wife, two sons and seven grandchildren. He was 81 years old.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s leading financial institutions focusing on the Korean-American community, with total assets of $2.26 billion at September 30, 2011. Headquartered in Los Angeles, Center Bank operates a total of 21 full-service branches and two loan production offices. The company has 16 full-service branches located throughout Southern California and two branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, one branch in Chicago and a loan production office in Denver. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

CONTACT:
Center Financial Corporation
Angie Yang
SVP, Investor Relations
213-251-2219
angiey@centerbank.com